Exhibit 23.1





INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We hereby consent to the inclusion in the prospectus constituting a part of this Registration Statement on Form SB-2, Amendment No. 1, of our report dated April 19, 2004, except for the first paragraph of Note 10, Legal Proceedings, which is dated September 23, 2004, relating to the consolidated financial statements of Veridium Corporation as of and for the years ended December 31, 2003 and 2002, which are contained in that prospectus. We also hereby consent to the reference to us under the heading "Experts" in such Registration Statement.

Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ WithumSmith+Brown, P.C.
New Brunswick, New Jersey
December 1, 2004